Exhibit 99.1

Company Contact:
Hayden IR
James Carbonara
james@haydenir.com
(646)-755-7412

BK Technologies Declares Quarterly Dividend of $0.02 per Share

WEST MELBOURNE, FL, September 17, 2020 – BK Technologies Corporation (NYSE American: BKTI) announced that today its Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on October 19, 2020 to shareholders of record of the Company’s common stock as of the close of business on October 5, 2020.

John Struble, Chairman of the Board, said, “We are pleased to continue the Company’s capital return program with the declaration of our eighteenth consecutive quarterly dividend.”

About BK Technologies

BK Technologies Corporation is an American holding company deeply rooted in the public safety communications industry, with its operating subsidiary manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve our public safety heroes with reliable equipment when every moment counts. The Company’s common stock trades on the NYSE American market under the symbol “BKTI”. Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.